UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 7, 2013

CBS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-09553	04-2949533

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

51 West 52nd Street, New York, New York	10019

(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  (212) 975-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On June 7, 2013, CBS Corporation (“CBS” or the “Company”) entered into a new employment agreement (the “Agreement”) with Anthony G. Ambrosio naming him the Company’s Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer.  The Agreement extends the term of Mr. Ambrosio’s employment to June 6, 2017 (the “Term”) and provides for the following modifications from his prior employment agreement:

Annual Cash Compensation.  Mr. Ambrosio’s annual base salary will be $875,000 and his target bonus for each calendar year will be 125% of his base salary as in effect on November 1st of the calendar year.  Mr. Ambrosio’s salary may be reviewed and increased at the discretion of the Company.

Annual Equity Awards.  Beginning with calendar year 2014, Mr. Ambrosio will be eligible to receive annual awards under the Company’s long-term incentive plan, as determined by the Compensation Committee of the Board of Directors of the Company, with a target value equal to $1.75 million.

Benefits.  Mr. Ambrosio will continue to participate in arrangements for benefits available to other senior executives of CBS.

Termination Payments.  Similar to his prior employment agreement:  if Mr. Ambrosio voluntarily resigns without “good reason” or his employment is terminated by the Company for “cause” (each as specifically defined in the Agreement), he will not be entitled to receive severance payments, benefits or acceleration of unvested equity awards; and if during the Term the Company terminates his employment without cause or if he resigns his employment for good reason, he will be entitled to receive severance payments, benefits and acceleration of unvested equity awards.  If at the end of the Term Mr. Ambrosio ceases to remain employed with CBS or he is terminated after the expiration of the Term (other than for cause), any unvested equity awards shall continue vesting in accordance with their established vesting schedule through the third anniversary of his termination date (the “Extended Vesting Period”), subject to Mr. Ambrosio’s continued compliance with certain of the restrictive covenants described below during the Extended Vesting Period, and, in certain circumstances, Mr. Ambrosio will receive severance payments and benefits.  Mr. Ambrosio’s receipt of the termination payments and the vesting of equity awards in each of the circumstances described above are subject to Mr. Ambrosio’s delivery of a general release to CBS and Mr. Ambrosio shall be required to mitigate the termination payment amounts by seeking other employment.  Unlike his prior agreement, Mr. Ambrosio will not be entitled to receive a tax neutralization payment from the Company in the event that any payments or benefits under the Agreement are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Restrictive Covenants.  Mr. Ambrosio will continue to be subject to certain restrictive covenants, including those imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product, including for specified periods following termination of employment.  In the event of breach of any such provisions by Mr. Ambrosio, the Agreement provides the Company equitable relief, including injunctive relief, and other legal remedies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBS CORPORATION
(Registrant)

	By:	/s/ Louis J. Briskman
		Name:	Louis J. Briskman
		Title:	Executive Vice President and General Counsel

Date: June 13, 2013